EXHIBIT 99.2

Question-and-Answer Portion of
Urologix, Inc. Earnings Conference Call
Relating to the Quarter Ended March 31, 2012

April 26, 2012

Q: My question is: your current ratio now is negative for the first time, although your cash flow is positive for this quarter just because of the deferred payments, what’s going to happen in six months when these bills are due if you continue to lose money each quarter?

A [S. Warren]: Thanks for the question. We, as we’ve shared in the past, are evaluating funding opportunities, as well as being very thoughtful about expense management, and are looking very carefully at the options. We have every intention of protecting this franchise and are acting accordingly.

[Clarification: The Company also has a revolving line of credit with Silicon Valley Bank for up to $2.0 million, subject to a defined borrowing base. The Company may borrow under this line of credit to fund future capital needs.]

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Q: I just have a quick question on the Prostiva line business. Could you just detail what caused the slower than expected turn around, what’s causing I should say, and what are some of the things you’re doing to improve that business?

A [S. Warren]: Well, there are two things I think are most directly impacting where we are versus where we expected to be. One has been the disruption we mentioned in one region. But, there has also been a case of a fairly large book of business that has taken us longer to get reinvigorated than we’d originally anticipated in terms of our ability, through our field force, to accomplish that integration transition and to stimulate what we think is some very significant unmet need.

Q: So the Prostiva integration to the Urologix platform, is that not complete yet? When you say integration, can you just expand on that a little bit?

A [G. Fluet]: So there are really two primary phases with the integration. One is the integration of the sales and marketing team, through the initial transition of the distribution and sales of the product line – and that’s all been completed. We have Prostiva on our mobile vans, our sales representatives have been trained in the Prostiva technology, and likewise, the sales representatives from Medtronic that came over have been trained in our Cooled ThermoTherapy product. There is continuing integration work going on per the transition plan and the agreement to transition over both the manufacturing supply chain, as well as the regulatory registrations – and that’s all on track. So there’s an element to it from a sales and distribution standpoint that’s complete and then an ongoing operational transition that’s scheduled to occur over this first year of the agreement.

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And then regarding the turnaround in the Prostiva business: the business was a declining business and we knew it would take some effort to turn it around and return it to a growth path. That has taken a little longer than we expected. Some of that is because there were a number of customers that had ordered and due to the ordering pattern, they have not come back online to work through the inventory they have on-hand. And so that’s one where we’re expecting a number of those customers to come back on over the next couple of quarters. But that part of the turnaround has inhibited the rebound in the business.

Q: Thank you, that’s very helpful color and I appreciate that. So, if you just take a step back and look at a big picture view, looks like it is $500,000 lower guidance than you had anticipated. In the grand scheme of things, if your opportunities that you outline, Stryker, are real – it looks like there is a pretty good opportunity in front of you once you have both the Prostiva and the CTT business on the platform and the sales force is fully trained and fully productive.

A [S. Warren]: I agree with that and certainly in a variety of ways, we’re seeing evidence of that. It is just not apparent company-wide at this point.

Q: My last question would be on the CTT side. Is that business on its own growing? Or would that sort of follow the pattern of when you have both the products completely integrated?

A [G. Fluet]: The Cooled ThermoTherapy business, that was really stable from Q2 [FY2012] to Q3 [FY2012] – we grew very slightly in that. So that was encouraging as this quarter has typically been seasonally a more challenging quarter with a reset in patient co-pays and deductibles at the beginning of the year even within the Medicare program. So we saw relative strength in the Cooled ThermoTherapy business compared to prior years on a sequential basis and then year-over-year it slightly increased as well. So we view that as a measured improvement in the Cooled ThermoTherapy business.

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Q: You mentioned that Boston [Scientific] is leaving the market. Do you have any sense of how that will impact you? Obviously, it’s positive. But do you expect that some people will want to replace their Boston product with yours? Or it will just be the ability to gain more market share over time as new customers come into the business?

A [S. Warren]: We know many of those customers and are pursuing them actively. As you may recall, two years ago because of the [Boston] recall, we had very good visibility into a number of those accounts and their utilization patterns. So we are actively pursuing those. I can’t tell you ultimately where we will land in terms of total market share as a result of that, but we are certainly seeing some encouraging activity in the field presently.

As you know, there are several alternatives that a urologist can turn to. There will be three microwave devices and the one RF therapy device. We happen to have the two devices we believe are the most efficacious and I think that urologists are certainly recognizing that high energy microwave is advantageous. When we talk about the “New Urologix,” much of changing the discussion with the urologist is aimed at taking advantage of the efficacy and durability data we published a year ago, which really dramatizes the capabilities of Cooled ThermoTherapy. All that to say that we are very actively pursuing that business, we’re familiar with a number of those customers and the early returns are encouraging. The effective end of life [for the Boston product] is June 30 of this year.

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